FOURTH AMENDMENT TO
LOAN AND SECURITY AGREEMENT
     THIS FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT is made as of the 2nd day of April, 2007 by CAPITAL TEMPFUNDS, a division of CAPITAL BUSINESS CREDIT LLC, f/k/a CAPITAL FACTORS LLC (“Capital”) and COMMAND CENTER, INC., a Washington corporation with its principal place of business and chief executive office at 3773 W. 5th Avenue, Post Falls, ID 83854 (the “Borrower”)
WITNESSETH
     WHEREAS, Borrower and Capital have entered into a Loan and Security Agreement dated as of April 7, 2006, as amended by the terms of that certain First Amendment to Loan and Security Agreement dated as of July 24, 2006, as further amended by the terms of that certain Second Amendment to Loan and Security Agreement dated as of August 22, 2006, as further amended by the terms of that certain Third Amendment to Loan and Security Agreement dated as of November         , 2006 as may have been further amended from time to time (as amended, the “Agreement”); and
     WHEREAS, the parties desire to amend the Agreement as more fully set forth below:
     NOW THEREFORE, it is hereby agreed as follows:
     1. The terms of the Agreement are hereby amended as follows:
     (e) Item 21 to Exhibit “B” to the Agreement is deleted in its entirety and the following is substituted in its place:
“21. “Maximum Credit Facility” as referred to in Section 34 means the lesser of: (a) Nine Million Nine Hundred Fifty Thousand Dollars ($9,950,000.00), or (b) (i) for the period through March 31, 2007, six (6) times the Borrower’s Tangible Net Worth, and (ii) commencing on April 1, 2007 and thereafter, four (4) times the Borrower’s Tangible Net Worth. For the purposes of this Agreement, “Tangible Net Worth” shall mean shareholders equity plus subordinated debt less accounts receivable due from affiliates and intangible assets.”

     2. Capital hereby does waive the events of Default under the Agreement as a result of the Borrower’s failure to meet the financial covenants set forth in Items 32 a, b & c to Exhibit B collectively the “Specified Events of Default”) for the period ending December 31, 2006; provided, that such waiver by Capital shall relate solely to the Specified Events of Default for the period ending December 31, 2006, and shall in no way prevent Capital from exercising its remedies related to any Default occurring on any day other than as set forth above (whether related to the sections of the Loan Agreement listed above or otherwise); provided, further, that this waiver shall become effective and binding on the parties hereto immediately upon the execution and delivery hereof. Capital’s agreement to waive the Specified Events of Default does not and shall not create (nor shall Borrower rely upon the existence of or claim or assert that there exists) any obligation of Capital to consider or agree to any further waivers and, in the event Capital subsequently agrees to consider any further waiver, neither the waiver contained herein nor any other conduct of Capital shall be of any force or effect on Capital’s consideration or decision with respect to any such requested waiver, and Capital shall have no obligation whatsoever to consider or agree to further waivers.
     3. The Fidelity Guarantor, Glenn Welstad (“Guarantor”), by signing below, consents to the terms of this Fourth Amendatory Agreement to Loan and Security Agreement, reaffirm the terms of his Performance Guaranty dated as of April 3, 2006 (the “Guaranty”), and confirms that the Guaranty is in full force and effect and binding upon them without any defenses, setoffs or counterclaims of any kind whatsoever.
     4. Except as above amended, the Agreement remain in full force and effect and binding upon the Borrower without any defenses, setoffs or counterclaims of any kind whatsoever.

     5. To induce Capital to enter into this Amendment, Borrower and Guarantor (a) acknowledge and agree that no right of offset, defense, counterclaim, claim or objection exists in favor of Borrower and/or Guarantor against Capital arising out of or with respect to the Loan Agreement, the other Loan Documents, the Guaranty, the Obligations, or any other arrangement or relationship between Capital and Borrower and/or Guarantor, and (b) release, acquit, remise and forever discharge Capital and its affiliates and all of their past, present and future officers, directors, employees, agents, attorneys, representatives, successors and assigns from any and all claims, demands, actions and causes of action, whether at law or in equity and whether known or unknown, which Borrower and Guarantor may have by reason of any manner, cause or things to and including the date of this Amendment with respect to matters arising out of or with respect to the Loan Agreement, the other Loan Documents, the Guaranty, the Obligations, or any other arrangement or relationship between Capital and Borrower and/or Guarantor.
     6. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have set their hands and seals as of the date above written.

BORROWER:

WITNESSES	COMMAND CENTER, INC., a Washington
corporation

/s/ Brad E. Herr

	By:	/s/ Glenn Welstad
Glenn Welstad
/s/ Todd Welstad		Its President Duly Authorized

CAPITAL:
/s/ Mary E. Rusberg	CAPITAL TEMPFUNDS,
a division of CAPITAL BUSINESS CREDIT LLC,
a Delaware limited liability company

	By:	/s/ JERRY T. O’Neil Print Name: JERRY T. O’Neil Title: Vice Pres.

GUARANTOR:

/s/ Brad E. Herr	/s/ Glenn Welstad
Glenn Welstad
/s/ Todd Welstad

STATE OF North Carlina	)
	)	SS:
COUNTY OF Mecklenburg	)
      AFFIDAVIT OF OUT-OF-STATE EXECUTION AND ACCEPTANCE
BEFORE ME, the undersigned authority, personally appeared the undersigned Jerry T. O’Neil (the “Affiant”), who being first duly’ sworn upon oath, deposes and says that:
1.	The Affiant is a Vice Pres. of CAPITAL TEMPFUNDS, a division of CAPITAL BUSINESS CREDIT LLC, a Delaware limited liability company (‘TempFunds”), and the Affiant is duly authorized to and does make this affidavit in said capacity on behalf of TempFunds.

2.	That on the 2 day of April, 2007, I accepted delivery of that certain Fourth Amendment to Loan and Security Agreement of even date herewith (the “Agreement”), which Agreement is between COMMAND CENTER, INC., a Washington corporation, as borrower and CAPITAL TEMPFUNDS, a division of CAPITAL BUSINESS CREDIT LLC, a Delaware limited liability company, as lender

3.	That I executed the Agreement on behalf of TempFunds in the City of Charlotte, State of n.c.

FURTHER AFFIANT SAYETH NAUGHT.
/s/ Jerry T. O’Neil
Jerry T. O’Neil
Title:	Vice Pres.

      SWORN TO AND SUBSCRIBED before me this 2 day of April, 2007 by Jerry T. O’Neil, who personally appeared before me, and who ☑ is personally known to me or ☐ has produced                     , as identification.

/s/ Nancy M. Watson
Notary Public State of N.C.
Print Name NANCY M. WATSON My Commission Expires: 6-23-2011 [NOTARY SEAL]